Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 26, 2010, with respect to the consolidated balance sheets of FTI Consulting, Inc. (the Company), as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein.

Our report relating to the consolidated financial statements refers to the Company’s adoption of Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”) (formerly FSP APB 14-1) for convertible debt instruments that have cash settlement features on January 1, 2009. The provisions of ASC 470-20 are retrospective upon adoption, and prior period amounts have been adjusted to apply the new method of accounting.

/s/ KPMG LLP

Baltimore, Maryland

June 2, 2010